Table of Contents

Exhibit 4.10

Services Agreement and Other Covenants

By this private instrument, and in the best terms of law, the Parties hereinbelow to wit:

Empresa Brasileira de Telecomunicações S.A. - EMBRATEL, headquartered at Avenida Presidente Vargas, 1.012, in the city and state of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) 33.530.486/0001 -29, hereby represented in the form of its Bylaws, hereinafter referred to as EMBRATEL; and

NET Serviços de Comunicação S/A, headquartered at Rua Verbo Divino, 1356, in the city and state of São Paulo, Corporate Taxpayer’s ID (CNPJ/MF) 00.108.786/0001 -65, and its subsidiaries ("NET Operations"), duly listed in the Exhibit I to the present Heads of Agreement, all of them represented by its articles of incorporation, hereinafter referred to as NET;

NET and EMBRATEL severally designated as Party and jointly as Parties;

WHEREAS:

(I) On November 22, 2005, the Parties entered into a Telecommunications Services Agreement and Other Covenants, the Services Agreement and Other Covenants and the Loan for Use Agreement ("Agreements"), all of them providing for certain obligations in order to make feasible the rendering of voice services by EMBRATEL to its end customers;

(II) EMBRATEL intends to explore voice services by means of the concurrent utilization of NET’s and EMBRATEL’s infrastructures, in synergy that enables the combination and optimization of resources and know how of the Parties, so that they may offer on an integrated basis, video, broadband and voice, the called triple play;

(III) The Parties acknowledge and agree that the Agreements mentioned in Whereas (1), in view of the execution of this Agreement, had no effectiveness as of the date of its execution, as if they never have existed, therefore, not generating any rights or obligations between the Parties since then, reason that they decide to terminate them and replace them with this present Agreement, except for the Loan for Use Agreement; and

(IV) The NET services, subject-matter hereof shall be contracted by EMBRATEL, pursuant to article 94 of the General Law of Telecommunications - LGT, and EMBRATEL shall provide the Switched Fixed Telephone Service – STFC, Multimedia Communication Service -SCM and/or service related to another regulation structure;

They resolve to enter into this present Services Agreement and Other Covenants ("Agreement"), which shall be ruled by applicable regulation and by following conditions:

1. Purpose

1.1. This Agreement aims at formalizing the contracting by EMBRATEL of the following services: (i) telecommunication services comprising the provision of shared and two-way accesses, including access to the capacity in CMTS and other infrastructures, purpose of additional investments in HFC Network, to be provided pursuant to this Agreement and Exhibits ("Telecommunication Services") and (ii) Voice Service global management services, including advertising, sales, call center, postage, field services and dealership ("Other Services), in accordance with corresponding NET’s obligations required to EMBRATEL explore Voice Services, as defined in Clause 3 hereof, on a retroactive basis to March 2006.

1.1.1 For the purposes of this Agreement, Voice Services are those explored based on the granting of Switched Fixed Telephony Service – STFC of EMBRATEL, Multimedia Communication Service – SCM and/or by means of another regulation structure that best suits to their exploration by EMBRATEL, by means of the utilization of NET’s HFC network concerning access to end customers, concurrently using EMBRATEL’s telecommunications network, in order to serve the market of residential consumers and small-sized companies, as well as other related companies to which NET currently already provides its services. Notwithstanding EMBRATEL explores Voice Services, these may compose an integrated provision of video, broadband and voice, called triple-play.

1.1.2 In order to perform this Agreement, NET will employ its infrastructure (including, but not limited to its coaxial cable access network and optical fiber network), know how and expertise in the current market explored for the development of tasks related to advertising, sales, call center, postage, field services and dealership with end customers contracting the Voice Services; and EMBRATEL, on its turn, will employ its infrastructure, especially its telecommunications network for the development of tasks related to billing, interconnection, conciliation of traffic and provision of other telecommunications inputs required for the provision of Voice Services, preferably using as of July 2006, Siemens platform or another equivalent quality supplier, duly certified by the Cable Television Leboratories, Inc. - CableLabs, with technology based on PacketCable standard and which may appropriately be used, among others, the SIP protocol.

2. Voice Service Exploration Area

2.1 The approach to explore Voice Services shall take place in the cities where NET provides DOCSIS two-way network, starting in the cities of São Paulo/SP, Rio de Janeiro/RJ, Santos/SP, Campinas/SP, Curitiba/PR, Florianópolis/SC, Porto Alegre/RS, Belo Horizonte/MG and Brasília/DF and then comprising all other cities where NET operates.

2.1.1 The Parties shall jointly define, according to their convenience, the order and terms in which the Voice Services shall be explored in areas that do not have DOCSIS two-way network.

3. Activities and Obligations of the Parties

3.1 Concerning Voice Services:

3.1.1 Pursuant to the provision in Exhibit VI below, NET is responsible for:
- Preparing and advising on products, offers and price plans for Voice Services and PUC, subjecting them to the previous validation of EMBRATEL, with sufficient advance to: (i) submit to the National Telecommunications Agency ("ANATEL"), when necessary and (ii) implementation of infrastructure involved;
- Define, among those provided for in item 1.5 of Exhibit VI below and subitems, the PUC to be offered in each Voice Services product, and previous acknowledgment to EMBRATEL;

- Executing sales pilots in the laboratory format to test new offers related to Voice Services;
- Preparing and advising on promotions, subjecting them to the previous validation of EMBRATEL;
- Defining the positioning against competitors, including attributes and competitive advantages;
- Defining the market of operation, its comprehensiveness and target public, observing the operation of current market explored;
- Defining the packets among other services of NET and Voice Services, and their designations;
- Defining the layout of invoice, its name and other items and submit it to the previous validation of EMBRATEL;
- Defining and engaging supplier of call center and telemarketing, granting the first option to Brasil Center;
- Developing new offers of Voice Services, with sufficient advance to: (i) submit to ANATEL and publication, when necessary; and (ii) implementation in the infrastructure involved; and
- Validating the draft of Voice Services agreement to end customers prepared by EMBRATEL.

3.1.2 EMBRATEL shall be responsible for:
- Submitting the offers to ANATEL, once received the specifications prepared by NET, pursuant to applicable rules;
- Informing NET, within no later than two (2) business days after receiving the specifications referred to above, if it is necessary to submit specifications to ANATEL, in order to NET plan and execute the launching of Voice Services products and offers;
- Indicating and maintaining relationship interface responsible for receiving, analyzing and validating products, offers, price plans and packets of Voice Services and other elements related thereto;
- Updating and forwarding to NET, up to the fifth (5th) business day of each month, a database that enables the development of Voice Services business campaigns, so that to avoid the overlapping of approaches; and
- Preparing the draft of Voice Services to be provided to end customers, subjecting them to NET’s validation.

3.2. Concerning Communication:

3.2.1 Pursuant to Exhibit VI below, NET shall be responsible for:
- Carrying out advertising campaigns for Voice Services products and offers;
- Procedures and measures with the National Council of Advertising Self-Regulation – CONAR;
- Managing Voice Services logotype, observing the handbook for the use of Voice Services logotype established jointly with EMBRATEL;
- Using EMBRATEL brand in accordance with the rules set forth in Exhibit VI below and with the handbook for the use of brand to be made available by EMBRATEL;
- Defining and engaging the advertising agency;
- Defining the communication strategy and the concept of campaigns;
- Defining the communication materials;
- Defining the communication vehicles; and
- Making available to EMRRATEL the information derived from definitions referred to in this item 3.2.1 in order to make feasible the Voice Services-related communications.

3.2.2 EMBRATEL shall be responsible for:
- Advertising Voice Services products and offers, occasion upon which the information made available and specifications prepared by NET shall be observed and complied with; and
- Disclosing via its in-house communication vehicles, the Voice Services; and
- Developing and making available a handbook for the use of EMBRATEL brand to be used by NET.

3.3 Concerning Sales:

3.3.1 NET shall be responsible for:
- Defining and managing its current and potential sales channel;
- Measuring its sales team in order to meet the Estimate of Demand;
- Developing and execute training; scripts and sales guide in its sales channels;
- Establishing by common agreement with EMBRATEL, the policies to be implemented by the backoffice (understood as the operating structure destined to the update of information into EMBRATEL’s systems), in compliance with the Agreement for the Information Technology Service Level ("SLA IT"), provided for in Exhibit II hereof;
- Managing the mailings for Voice Services marketing and communication campaigns;
- Defining the credit policy applied to Voice Services, in compliance with the applicable rules;
- Validating the Voice Services customers’ addresses; and
- Bearing the telecommunications infrastructure costs that offer the number of access, the respective traffic and data and voice links.

3.3.2 EMBRATEL shall be responsible for:
- Confirming to NET Voice Services total sales made, except for the errors found, within a term no later than twelve (12) hours, observing the SLA IT rules; and
- Conform its in-house processes and policies in order to implement, as per SLA IT, the credit policies and address of Voice Services defined by NET.

3.4 Concerning Call Center:

3.4.1 NET shall be responsible for:

- Providing services to Voice Services customers via Call Center and on an on-site basis, in accordance with the quality levels required by the regulation applicable to the pay TV service and Multimedia Communication Service – SCM, redirecting to EMBRATEL the answer for situations outlined in item 3.4.2 below;
- Training and upgrading multipliers and suppliers;
- Preparing and updating call center guides, including scripts and call center and telemarketing procedures;
- Preparing and updating training material for call center and telemarketing;
- Publishing and updating supporting tool for call center and telemarketing agents;
- Carrying out customers loyalty and retention activities; and
- Bearing telecommunications infrastructure costs related to (i) its access number "4004"; (ii) data and voice links and (iii) respective traffic, deducted from the traffic destined to 4004, originated by Voice Services

3.4.2 EMBRATEL shall be responsible for:
- Making available information requested by NET in order to prepare call center and telemarketing scripts;

- Serving the customers redirected by NET, providing service support pursuant to the Agreement for Call Center Performance Indicators ("SLA Call Center”), provided for in Exhibit V hereof, and that includes, concerning the infrastructure provided by EMBRATEL and other obligations set forth herein: (i) all call center process requiring the access to EMBRATEL systems and (ii) provide information and/or clarifications to the customer on the statement items recorded in EMBRATEL bill, the sending of a copy of bill, extension of maturity, cancellation of bill, treatment of challenge of amounts, rebates, reversals and/or cancellation of amounts recorded and registration into the NET SMS system, and EMBRATEL shall maintain updated a track record of agreements with end customers. The call center support provided for herein may be required, without being restricted to this vehicle, by means of call transfer between NET call center and EMBRATEL call center;
- Providing the access via the number 10321 to Voice Services end customers, as provided for in “SLA Call Center”, also being responsible for redirecting the calls to NET call center positions; and
- Carrying out update of information at EMBRATEL systems by backoffice, as provided for SLA Call Center, among them, without being limited thereto: alteration in the phone number, alteration in the collection address, alteration in the address of facility, alteration in the maturity date and terminal deactivation at EMBRATEL systems used as provided for in SLA IT.

3.5 Concerning Infrastructure:

3.5.1 NET shall be responsible for:
- Preparing the internal coaxial network of end customers to provide Voice Services, as well as to install the equipment called embedded Multimedia Terminal Adapter – eMTA ("eMTA") and carry out tests to assess the operations of Voice Services, pursuant to the applicable rules;
- Executing the Voice Services maintenance services of user/customer, including the installation services, and when necessary, the uninstallment of eMTA (but not the maintenance of own equipment);
- Maintaining and operating its coaxial cable access network and optical fiber network under conditions required to provide Voice Services (defined herein as "HF Network"), and the operation includes the following activities:
• Quality monitoring;
• Availability monitoring; and
• Retrieval.
- Maintaining processes and policies to prevent indoor and outdoor attacks;
- Preparing the Estimate of Demand provided for in Clause Four hereof;
- Supplying eMTA and CMTS gates, according to sales made;
- Making available IP address offered by EMBRATEL, in its DHCP servers, as per Estimate of Demand;
- Expanding its DHCP servers as per Estimate of Demand;
- Expand CMTS, as per Estimate of Demand;

- Specifying by common agreement with EMBRATEL, the interfaces of equipment for utilization in the interconnection of networks;
- Appointing and maintaining a team devoted to services and support (defined herein as "NOC"), in the identification, diagnosis and retrieval of failures at NET infrastructure supporting Voice Services;
- Informing NOC, within no lather than fifteen (15) minutes, any Massive Failure as defined in SLA Technical provided for in the Exhibit III ("SLA Technical"), detected in its network affecting Voice Services;
- Making available a report to follow-up flaws indentified at HFC Network, CMTS, Nodes and DHCP Servers, as provided for in the SLA Technical;
- Carrying out alterations in the configuration and preventive interventions in CMTS and/or DHCP servers that may affect Voice Services on a coordinated basis with EMBRATEL;
- Inform EMBRATEL on preventive interventions carried out at HFC Network using the existing disclosure tools;
- Carrying out emergency interventions at any moment, as per procedures and practices to be determined in the Handbook of Operating Practices and Procedures that will guide the technical and operational relationship between the Parties in that not immediately ruled herein ("MPPO"), as to be agreed upon between the Parties;
- Preparing the expansion projects of its HPC Network in compliance with a Special Project, as specified in Clause Eight hereof, and execute the expansion as per rules agreed upon the Parties; and
- Making available a report monitoring failures identified at HFC networks and NET IP, as provided for in SLA Technical.

3.5.2 EMBRATEL shall be responsible for:
- Maintaining and operating in compliance with SLA Technical, its telecommunications network necessary to provide Voice Services, and the operation includes the following activities:
• Monitoring of quality;
• Monitoring of availability;
• Retrieval; and
• Supply of NGN Network elements as per sales made, within term provided for in SLA IT.
- Informing NOC, within no later than fifteen (15) minutes, on any Massive Failure, as defined in SLA Technical, or any other striking form, detected at its telecommunications network affecting the Voice Services;
- Making available the IP Network with adequate capacity to provide Voice Services and expand it as per Estimate of Demand;
- Making available NGN Network with adequate capacity to provide Voice Services and expand it as per Estimate of Demand and as provided for in SLA Technical;
- Making available interfaces of equipment as defined by common agreement with NET;
- Maintaining processes and policies to prevent indoor and outdoor attacks;
- Carrying out alterations of configuration or preventive interventions at IP and NGN networks that may affect Voice Services on a coordinated basis with NET;
- Carrying out emergency interventions at any moment, as per procedures and practices to be determined in MPPO to be executed between the Parties;
- Bearing, by end customer of activated Voice Services, with activation fee corresponding to the portion of acquisition cost of each CMTS as provided for in Clause Six below;
- Appointing and maintaining, as provided for in SLA Technical, a team devoted to call center and support in the identification, diagnosis and retrieval of failures in EMBRATEL infrastructure supporting the Voice Services;
- Making available failure monitoring report identified at IP and NGN Networks of EMBRATEL, as provided for in SLA Technical;

- Making available to NET the phone numbers of STFC, in number that exceeds the monthly service of Estimate of Demand by fifteen per cent (15%), as per SLA Technical, as long as there are no restrictions established by ANATEL;
- Making available to NET invalid IP numbers, in number that exceeds the monthly service of Estimate of Demand by fifteen per cent (15%) as per SLA Technical;
- Testing the suitability of eMTA equipment with the telephone network; and
- Ensuring that phone numbers allocated to the Voice Services are not used by other products, plans and services of EMBRATEL

3.5.3 The Parties shall review the exceeding percentage of STFC figures and invalid IP numbers to be made available by EMBRATEL, after three (3) months when Voice Services start to be explored and periodically, whenever another review is necessary, observing the demand verified in the period and the regulatory issues involved.

3.5.4 For the scope of Voice Services and for the purposes of understanding of what was established in this item:

(a) IP Network is the telecommunications infrastructure necessary to provide the Voice Services that allows the interconnection of NET operations, as well as their interconnection with NGN Network. It is composed of, among others, routers, switches, firewalls and optical fibers, antennas, transmission equipment and optical reception by radio or another transportation means.

(b) NGN Network is telecommunications infrastructure required to provide telephony, and therefore, necessary to provide the Voice Services. The NGN Network is composed of, among others, softswitch, media gateways, provisioning servers, signaling gateways, announcement servers, record keeping servers, operations systems and management of Network elements.

3.5.5 The Parties shall specify by common agreement referring to the Voice Services requirements, the technical standards of IP Network, NGN Network, HFC Network, CMTS and DHCP servers supporting Voice Services, as well as eMTA. It is agreed that the technical standards shall support the most updated versions of Packetcable and SIP, when required.

3.5.5.1 The Parties shall maintain updated the elements mentioned above supporting the Voice Services.

3.6 Concerning Logistics and Supplies:

3.6.1 NET shall be responsible for:
- Safekeeping and conservation of eMTA upon transportation destined to or derived from end customers premises; and
- Carrying out the withdrawal of eMTA under the conditions agreed upon between the Parties in MPPO.

3.6.2 EMBRATEL shall be responsible for:
- Bearing the full costs of eMTA in amounts sufficient to properly answering the Estimates of Demand;
- Managing the eMTA inventory;
- Maintaining stockroom at places adjacent to NET distribution centers, ensuring the tax regular standing;
- Ensuring the appropriate supply of eMTA;

- Maintaining, at any time, a minimum inventory of eMTA equivalent to the supply of thirty (30) days of installations, as per Estimate of Demand;
- Selecting suppliers of eMTA according to the technical specifications defined by common agreement between the Parties; and
- Executing the eMTA equipment maintenance services.

3.7 Concerning Information Technology:

3.7.1 NET shall be responsible for:
- Managing the phone numbers of STFC or, where applicable, of SCM, and the IP numbers received from EMBRATEL;
- Managing and maintaining its sales support systems, service support and support to the installation of Voice Services;
- Managing and controlling the exchange of files related to sales, alterations and cancellations of Voice Services;
- Managing the requests of changes necessary to the development of Voice Services;
- Requiring to EMBRATEL changes in the systems when necessary to provide Voice Services;
- Maintaining the systems that support the provision of Voice Services;
- Making available, operating, maintaining and retrieving, according to SLA IT the following systems and environments necessary to provide Voice Services, which may be accessed by EMBRATEL according to the need of Voice Services operation and by means of agreement between the Parties:
• Provisioning systems;
• Sales systems;
• Service systems;
• Service support systems;
• Complaints registration systems;
• Work Force Systems; and
• Retrieval Systems.
- Carrying out alterations of configuration or interventions in the systems supporting the Voice Services and having impact on EMBRATEL systems only by means of previous authorization of EMBRATEL; under the penalty of bearing the costs associated with the alterations deemed necessary in EMBRATEL systems.

3.7.2 EMBRATEL shall be responsible for:
- Making available, operating, maintaining and retrieving, according to SLA IT, the following systems and environments necessary to provide Voice Services, which may be accessed by NET according to the need of Voice Services operation and by means of agreement between the Parties:
• NGN Network provisioning systems;
• IP Network provisioning systems;
• Operation and retrieval systems;
• Environment to exchange pre-configuration files;
• Measurement and billing support systems;
• Billing systems;
• Collection systems; and
• Support tools and record systems.
- Developing and implementing the modifications of systems required to implement new products and to provide Voice Services specified by NET, pursuant to this Agreement, and in compliance with SLA IT rules;

- Carrying out alterations of configuration or interventions in the systems that support Voice Services and impacting on NET systems only by means of previous authorization of NET, under the penalty of bearing the costs related to the alterations deemed necessary at NET systems;
- Linking the offers to the provisioning codes defined by the Parties and used by their support systems to call center and sales;
- Defining, informing and ensuring to NET the compliance with terms for the development of modifications in its various systems necessary to provide the Voice Services;
- Ensuring the technical support to the various systems necessary to provide the Voice Services; and
- Carrying out, whenever necessary, training and upgrade of systems used by employees and representatives of NET, pursuant to SLA IT.

3.8. Concerning Billing and Collection:

3.8.1 NET shall be responsible for:
- Printing and posting the Voice Service bills, according to the requirements and procedures agreed upon between the Parties and as provided for in the applicable Service Level Agreement which composes the Exhibit IV hereof (“SLA Billing”);
- Carrying out the collection activities of Voice Services customers, according to the requirements and procedures agreed upon between the Parties;
- Setting forth, jointly with EMBRATEL, the Voice Services billing and collection policies and procedures; and
- Informing to EMBRATEL, within twenty-four (24) hours, about the problems involving printing or postage of Voice Service bills; and
- Observing the Voice Services collection policies attributed thereto, agreed upon between the Parties.

3.8.2 EMBRATEL shall be responsible for:
- Provisioning the billing platforms to the extent that installations are confirmed;
- Billing and invoicing the Voice Services customers;
- Forwarding to NET the information that shall be included in the Voice Services statement of collection, invoices and trade bills, including the joint billing of third parties;
- Complying with the terms determined by ANATEL as to calls billing;
- Observing the Voice Services collection policies attributed thereto and agreed upon between the Parties;
- Observing the billing schedule in compliance with SLA Billing and in accordance with the layouts of collection documents agreed upon between the Parties;
- Determining the taxes and contributions levying and deriving from Voice Services and providing all the payments to be set forth by laws;
- Recording and billing all the calls made by Voice Services customers, as per their origin and destination, hour or other parameters agreed upon between the Parties, according to the products, offers, price plans and packets previously defined and in compliance with the provision in item 3.8.3;
- Carrying out all the interconnection traffic conciliation activities, as well as the registration of interconnection revenues and expenses specifically associated with the Voice Services;
- Being responsible for the third parties incoming and outgoing traffic interconnection revenues billing, related to Voice Services and to account therefor;
- Providing NET with the Voice Services billing assurance information, within no later than five (5) business days after the date of generation for each billing cycle, as defined by EMBRATEL, allowing to identify the volume of billing not yet executed and to be executed;
- Using NET as the single vehicle for billing and/or printing of all Voice Services collection documents, except for the issue of a copy, when this is requested by NET or in other cases according to the procedures agreed upon between the Parties;

- Immediately informing NET, but never no later than twelve (12) hours, as soon as it identifies an error or problem in its various billing systems that may interfere in the Voice Services customer service, equally informing the corrective actions and the contingencies for solution of the problem identified;
- Providing clarifications to NET, within forty-eight (48) hours of request, about the problems involving billing and collection;
- Ensuring the assertive billing by two (2) errors for one thousand (1,000) bills, according to the regulation; and
- Sending again billing files forwarded over the past sixty (60) days, upon NET’s request, within no later than forty-eight (48) hours after the request.

3.8.3 The billing and registration of Voice Services calls shall be provided by EMBRATEL as per procedures agreed upon between the Parties, inclusive referring to the treatment of frauds, observing the terms of prevailing regulation.

3.8.4 The collection of amounts referring to the payments made by end customers in consideration of Voice Services shall be provided by EMBRATEL in bank account exclusive for this purpose, observing the collection procedures and practices jointly defined by the Parties. NET shall have access to the inflow records and further information related to said bill. The Parties shall endeavor their best efforts to jointly migrate to the co-billing system of their products and services.

4. Estimate of Demand

4.1 The Parties shall conduct studies and projections for the provision of Voice Services and shall define within day five (5) of each month, the Estimate of Demand for the six (6) months following the items listed below, by location:

• Amount of lines to be activated (STFC numbers);
• Amount of customers;
• Amount of PUC; and
• Amount of IP numbers.

4.1.1 The alteration in the Estimate of Demand for the three (3) first months as of the date of this alteration is made by the Parties shall not require the Parties to meet the exceeding demand as to their respective commitments to supply equipment, numbering and infrastructure resources.

4.2 No Estimate of Demand shall exist applicable to the first quarter of exploration of Voice Services.

5. Sales Targets

5.1 The Parties shall jointly define the periodicity and the amount of sales targets, inclusive by city.

6. Fees

6.1 The prices of Telecommunication Services and Other Services shall be determined according to the rules below and shall be jointly limited to the fees calculated according to item 6.1.4 below:

(i) The gross monthly price of Telecommunication Services, excluding the activation fee by end customer provided for in item 6.2, shall be the amount determined taking into account: (i) the number of new Voice Service customers; and (ii) the market prices; and

(ii) The gross monthly price of Other Services shall be the amount corresponding to the costs effectively incurred by NET for the execution of their obligations corresponding thereto, accrued of a fee margin of five per cent (5%).

6.1.1 These are the following criteria to calculate Income that shall be the basis of the monthly fees related to the provision of Telecommunication Services and other Services as per item 6.1.4 below:

6.1.1.1 Out of the full amount collected by EMBRATEL to pay for the Voice Services (including, but not limited to, subscription revenues; local calls, fixed-fixed and fixed-mobile; domestic and international calls using CSP 21, fixed-fixed and fixed-mobile; from PUC of EMBRATEL etc.), EMBRATEL shall deduct: (i) the interconnections costs (understood as the balance between interconnection revenues and expenses effectively incurred by EMBRATEL in its relationship with other operators, as a result of Voice Service calls, considering the item 6.1.1.3 below, as well as interconnection revenues and expenses, purpose of item 6.1.1.2 below) and (ii) taxes and contributions that, directly or indirectly are due (or to fall due) as a result of provision of Voice Services, reaching the Income (the "Income").

6.1.1.2 For the purposes of calculation of balance between interconnection revenues and expenses pursuant to previous item, that equivalent to one TU-RL shall be recorded as interconnection revenues, determined according to the prevailing network number rules, associated with: (i) domestic long calls made via CSP 21 or to non-geographic number traded by EMBRATEL, involving number managed by NET and charged out of the partnership for the exploration of the Voice Services; and (ii) international long-distance calls, forwarded by EMBRATEL ending in Voice Services numbers managed by NET and charged abroad. Likewise, that equivalent to one TU-RL shall be recorded as interconnection expenses, determined according to prevailing regulation, associated with calls charged in Voice Services numbers managed by NET and ending in other numbers of EMBRATEL, except for the calls destined to NET "4004", which shall be all excluded from accounting.

6.1.1.3 For the calculation of fixed local interconnection, EMBRATEL shall record as interconnection revenue or expense, the net amount effectively paid or received as a result of traffic of Voice Services numbers, managed by NET, in its relationship with EMBRATEL with other operators, considering the total traffic of its local services. This net amount shall be the difference between: (1) the amount to be received or paid by EMBRATEL to the other operators not taking into account the traffic corresponding to the Voice Service calls and (ii) the amount to be received or paid considering this traffic.

6.1.2 Until Income is financially positive, the amount informed by EMBRATEL shall be based on the estimate of collection deriving from the Voice Services, referring to the accrual month.

6.1.3 When Income is financially positive, according to the calculation determined in item 6.1.1 and subitems, this shall be the calculation basis for payment to NET for services rendered, subject-matter hereof.

6.1.4 The Income shall be divided between the Parties, and the portion to be paid by EMBRATEL to NET, shall include all the taxes and contributions owed by it in view of the receipt of said installment pursuant to the laws prevailing at that time, so that both Parties receive the same net amount. In this regard, EMBRATEL shall pay to NET the portion of Income determined according to the following formula:

MN = Income/(2 –1/100)

Where:
MN – Amount to be paid by EMBRATEL to NET; and
I – Sum of tax rates levying on the portion received by NET.

6.2 In addition to the fees for the Telecommunications Services as provided for in previous item, a fee per end customer to which Voice Services are activated shall be due by EMBRATEL to NET, which shall be calculated as per rule set forth in Exhibit VIII hereto.

6.2.1 EMBRATEL shall be exempted from paying the activation fee whenever and while the number of activated end customers is lower than the amount of activation fees then already paid by EMBRATEL to NET. Notwithstanding such exemption, NET shall not provide any refund of these payments.

6.3 Each Party shall bear the costs, expenses, charges and taxes corresponding to the execution of respective activities and obligations according to the terms and conditions of this Clause and this Agreement.

7. Payment

7.1 EMBRATEL shall inform NET, within day 15 of the month subsequent to the accrual month for the provision of Other Services and the Telecommunication Services, and the first accrual month was March 2006, the Income determined in accordance with 6.1.1 of Clause Six above.

7.2 EMBRATEL shall monthly forward to NET a file containing the following information: (i) the total amount billed against Voice Service customers and (ii) overdue amounts, specifying the maturity dates.

7.2.1 After ninety (90) days as of the execution date of this Agreement, the file mentioned above shall specify the information also per location of Voice Services collection.

7.3 EMBRATEL shall monthly make available to NET interconnection traffic reports with other operators involving Voice Service calls that compose the interconnection revenues and expenses, purpose of item 6.1.1.1 and 6.1.1.2 above, in format and breakdown similar to that used in formal statements (DETRAF), as per model composing the Exhibit VII hereof. NET may request, should it deem necessary and by means of previous written communication to EMBRATEL, a file containing the calls composing the amounts shown.

7.4 Each one of NET’s companies shall issue the respective tax documents related to the rendering of Telecommunication Services or Other Services, and in relation to the Telecommunication Services, apart from the tax documents related to the provision of shared and two-way accesses, separate and specific tax documents shall be issued, for the activation fee per end customer provided for in item 6.2 above.

7.5 NET shall be make available to EMBRATEL, jointly with tax documents and bills according to item 7.6 below, a report of end customers activation made from the first to the last day of each calendar month for the purposes of collecting the activation fee provided for in item 6.2 above.

7.6 The tax documents and bills shall be delivered to EMBRATEL at the address specified in the Introduction hereof, at least, ten (10) days in advance in relation to the date of their respective maturities.

7.6.1 Should the delivery term for tax documents and invoices be not complied with by NET, the maturity of invoices shall be extended for the days of delay of said delivery.

8. SLA and Penalties

8.1 The Parties undertake to abide by Service Level Agreements and Call Center Performance Indicators - SLA set forth in the Exhibits hereto, as well as respective penalties eventually defined by the Parties.

8.1.1 The Parties may define other SLA deemed necessary to better explore the Voice Services.

9. Reports

9.1 NET shall be responsible for providing EMBRATEL, within periodicity and format to be agreed upon between the Parties: (i) with managerial reports in order to monitor the performance of business performance indicators; and (ii) a performance report on the parameters defined in SLA provided for herein.

9.1.1 The Parties shall jointly define the content and form of the reports mentioned above, taking into account the systems development costs eventually necessary in order to meet their requirements.

9.2 EMBRATEL shall be responsible for providing NET, within periodicity and format to be agreed upon between the parties: (i) with traffic report related to Voice Services; (ii) interconnection revenues and expenses report (by type of traffic and city); and (iii) performance report on parameters defined in SLA provided for herein.

10. Effectiveness

10.1 This Agreement shall be effective for ten (10) years as of March 2006, and automatic renewal for equal and successive periods of one (1) year, unless otherwise expressed by NET or by EMBRATEL, at least, ninety (90) days in advance of the date estimated for expiration.

11. Extinguishment

11.1 This Agreement may be extinguished by:

11.1.1 Lapse of its effectiveness term;

11.1.2 Termination by means of previous out-of-court notice, in the following assumptions:

11.1.2.1 Insolvency, in-court or out-of-court reorganization, adjudication of bankruptcy or in-court or out-of-court winding-up of any of the Parties;

11.1.2.2 Failure to comply, should the infringing Party, notified in writing is notified by the other Party, at least, sixty (60) days in advance, to remedy the non-compliance, and fails to comply with it within such term, or within another term agreed upon in writing between the Parties. In this assumption, the aggrieved Party may elect the total or partial termination, in relation only to the defaulting party hereto, as well as the aggrieved Party may also elect for not terminating this Agreement; and

11.1.2.3 Partial or total dissolution, deriving from mutual interest of the Parties, according to written formalization.

11.2 Under any assumption of termination of this Agreement a transition period shall be ensured, of at least, six (6) months after the expiration date.

11.2.1 In Addition, the Parties shall remain committed to the execution of their activities and the mutual assistance after the transition period, during a term to be defined thereby.

12. Responsibilities

12.1 Without prejudice to other provisions provided for herein, only direct damages shall be indemnified, provided that if evidenced, caused by either of the Parties to the other, whether by itself, or by its employees, agents or third parties engaged for the performance of this Agreement, expressly excluding any indemnification or responsibility of the Parties for loss of profit, indirect damages and business failures, unless in the assumptions provided for in items 12.1.1 and 12.2 below.

12.1.1 A Party shall be responsible against the other, pursuant to article 402 of the Brazilian Civil Code (Law 10,406, as of January 11, 2002), for any action or omission provenly malicious against the obligations provided for herein.

12.2 Whenever the failure to comply with an obligation set forth herein causes damages to the end customer of EMBRATEL or NET, the Party causing the damages shall indemnify the damaged end customer and where applicable, the other Party, maintaining it indemnified for any and all burden, charge and/or expense supported as a result of failure to comply, whether if required under the administrative or legal authority.

13. Review

13.1 The Parties in bona fide undertake to jointly assess, where applicable, to amend the terms and conditions hereof whenever either of the Parties alleges on a grounded basis the economic-financial imbalance.

14. Assignment

14.1 The Parties may only assign or transfer this Agreement or any benefits, interests, rights and obligations deriving therefrom, in whole or in part to third parties, by means of previous consent and in writing by the other Party.

14.1.1 Notwithstanding the provision in the caput, the Parties may assign, in whole or partially their obligations and rights under this Agreement to any of its Affiliated Companies, by means of notice to the other Party.

14.1.2 The expression affiliated company means any and all corporation, company, joint venture or entity that, directly or indirectly owns the control, it is subsidiary or is under common control of either of the Parties.

15. Confidentiality

15.1 The Parties, by themselves and by their employees, representatives and/or sub-contractors involved in the execution hereof undertake to maintain the absolute confidentiality and secrecy on this Agreement and any and all Confidential Information, being expressly forbidden to assign, transfer, disclose on any account, under any form or means, unless for express and written consent from the other Parties, this Agreement and/or Confidential Information, under the penalty of answering for losses and damages that directly and provenly caused as a result of failure to comply with such prohibition.

15.2 For the purposes of this Clause, Confidential Information means any information, data, document, layout, product, planned product, service or planned services, sub-contractor, customer, potential customer, breakdown of customers calls, computer software, program, process, method, know how, invention, idea, marketing promotion, discovery, current or planned activity, research, development or another material to which the Parties have access by virtue of this Agreement, any information or knowledge referring to the businesses or commercial secrecies from either of the Parties, commercial and technical information and other related to the operation and business development of the Parties conveyed by a Party to the other: (a) graphically, in writing or any other form that may be read or decoded by machinery and computers; (b) orally; and (e) other forms incorporation or showing the content of information containing the words "CONFIDENTIAL" or "SECRET" or any other similar expressions.

15.3 Nevertheless, Confidential Information is not that: (a) known by the receiver Party without any restriction as to its confidentiality upon receipt, or independently developed by the receiver Party; (b) obtained from third party not subject to any confidentiality obligation and without infringement of confidentiality by the receiver Party; (c) is of public domain when received, or reaches the public domain without guilty of the receiver Party; (d) is disclosed without restrictions to either of the Parties by any third party not subject to any confidentiality obligation; or (e) is disclosed as an act of law or regulation, court decision or act from appropriate governmental authority. In this case, the receiver Party shall immediately notify in writing the disclosing Party prior to disclosure and limit it to that strictly necessary in order to meet the requirement.

16. General Provisions

16.1 The Parties shall provide each other all the information and elements necessary to support eventual regulatory, administrative, in-court and/or out-of-court procedural progress, deemed necessary in view of or in relation to the performance of this Agreement.

16.2 The Parties ensure that the signatories hereof are their appropriate legal representatives to assume obligations on their behalf and effectively represent their interests.

16.3 Unless for specific provisions, the Parties shall make their communications, notices and understandings in writing, except for urgent situations, in this case the oral understandings shall be confirmed in writing within seventy-two (72) subsequent hours, by their representatives designated below:

NET representative: Rodrigo Duelos

EMBRATEL representative: Flávia Ribeiro Francisco

16.4 The Parties shall appoint in writing and shall maintain updated their respective contacts in order follow-up the issues related hereto.

16.5 The Parties indicate the addresses mentioned in the Introduction hereof to receive notices and deliver correspondences.

16.6 The failure to exercise by either of the Parties of rights or legal powers entitled thereto as a result of this Agreement, or the forbearance with delay in the compliance with obligations from the other Party shall not affect those rights or legal powers, which may be exercised at any time, at the exclusive discretion of the interested party, not altering the conditions set forth herein.

16.7 Any alteration in the conditions of this Agreement shall be formalized by means of addendum to be entered into between the Parties.

16.8 Should any provision hereof be considered contrary to the Law by appropriate Court, said provision shall be applied to the highest extent allowed, and other provisions remaining in full force and effect.

16.9 Act of God or force majeure shall exclude responsibility, as set forth in sole paragraph of article 393 of the Brazilian Civil Code.

16.9.1 The Party to be affected by act of God or force majeure shall notify the other party, immediately and in writing, about the extent of fact and the estimated term during which it shall not be able to comply with or by which it shall be compelled to delay the compliance with its obligations resulting herefrom.

16.9.2 The Party affected by act of God or force majeure shall endeavor its best efforts to cease their effects.

16.9.3 The effects of act of God or force majeure disappearing, the affected Party shall immediately and in writing notify the other party to acknowledge this fact, restoring the original status.

16.9.4 Should the occurrence of act of God or force majeure only partially damage the execution of obligations arising herefrom by either of the Parties, this Party shall comply with the obligations that were not affected by the occurrence of act of God or force majeure, to the highest extent as possible.

16.10 No provision hereof shall be construed to aim, directly or indirectly, the granting of any right, appeal or claim, under any allegation to third parties.

16.11 In all matters related hereto, neither of the Parties may declare it has authority to assume or to create any obligation, whether express or implied, on behalf of the other Party, except for the provisions expressly provided for herein.

16.12 The Parties are companies fully independent between themselves, so that no provision hereof may be construed to mean the creation of any employment relationship between the Parties, as well as among the employees of one Party and the other.

16.13 The Parties acknowledge that brands and logotypes of the other Party represent the most valuable assets, and they undertake to observe them and protect them, abstaining from using them directly or indirectly with any purpose rather than those expressly authorized by this Agreement.

16.14 The following exhibits initialed by the Parties are an integral part hereof, as if they were transcribed therein: EXHBIT I NET Operations, EXHIBIT II — SLA IT, EXHIBIT III - SLA Technical, EXHIBIT IV — SLA Billing, EXHIBIT V — SLA Call Center, EXHIBIT VI —Rules to define products, offers, price plans and use of brand, EXHIBIT VII — Template of Interconnection Report and EXHIBIT VIII— Rule to calculate the activation fee.

16.15 This Agreement represents the full understanding between the Parties in relation to its subject-matter, and shall prevail over any other past understandings on its subject-matter.

16.16 This Agreement binds the Parties and successors, on any account, in all its rights and obligations.

17. Dissolution of heads of agreement (MOU)

17.1 The Parties resolve to dissolve and replace the Heads of Agreement with this Agreement entered into between themselves on February 8, 2006.

18. Jurisdiction

18.1 The Parties elect the central court of Rio de Janeiro — RJ, to the detriment of any other no matter how privileged it may be.

Rio de Janeiro, December 7,2006.

EMBRATEL

NET

Witnesses:

1-/s/_________________
Name:
RG:

2-/s/_________________
Name:
RG:

EXHIBIT I
NET Operations

NET Anápolis LTDA., headquartered in the city of Anápolis, state of Goiás, at Rua Secai, 179, Corporate Taxpayer’s ID (CNPJ) 33.584.277/0001 - 68;
NET Arapongas LTDA., headquartered in the city of Arapongas, state of Paraná, at Rua Marabú, 542, Corporate Taxpayer’s ID (CNPJ) 81.897.118/0001 -66;
NET Bauru LTDA., headquartered in the city of Bauru, state of São Paulo, at Avenida Duque de Caxias, 4-66, Corporate Taxpayer’s ID (CNPJ) 64.083.561/0001 - 84;
NET Belo Horizonte LTDA., headquartered in the city of Belo Horizonte, state of Minas Gerais, at Avenida, 515, Corporate Taxpayer’ss ID (CNPJ) 38.738.308/0001 -01;
NET Brasília LTDA., headquartered in the city of Brasília, Federal District, at SIG/SuI Quadra 01, 725, Corporate Taxpayer’s ID (CNPJ) 26.499.392/0001 -79;
NET Campinas Ltda., headquartered in the city of Campinas, state of São Paulo, at Rua Jasmim, 610, Corporate Taxpayer’s ID (CNPJ/MF) 61.698.510/0001 -79:
NET Campo Grande LTDA., headquartered in the city of Campo Grande, state of Mato Grosso do Sul, at Avenida Afonso Pena, 3.004, Corporate Taxpayer’s ID (CNPJ) 24.615.96510001 -57;
NET Curitiba LTDA., headquartered in the city of Curitiba, state of Paraná, at Rua Mamoré, 340, Mercês, Corporate Taxpayer’s ID (CNPJ) 82.342.83310001 -03;
NET Florianópolis LTDA., headquartered in the city of Florianópolis, state of Santa Catarina, at Av. Rio Branco, 808, Corporate Taxpayer’s ID (CNPJ/MF) 72.461.072/0001 -47;
NET Franca LTDA. Headquartered in the city of Franca, state of São Paulo, at Rua Carmem Irene Batista, 2.837, Corporate Taxpayer’s ID (CNPJ) 60.348.41410001 -38;
NET Goiânia LTDA., headquartered in the city of Goiânia, state of Goiás, at Rua 15, Quadra j-15, Lote 08, n 970 – Setor Marista, Corporate Taxpayer’s ID (CNPJ) 33.659.475/0001 - 43;
NET Indaiatuba LTDA., headquartered in the city of Indaiatuba, state of São Paulo, at Rua 11 de Junho, 1.849/1.853, Corporate Taxpayer’s ID (CNPJ) 58.393.695/0001 - 07;
NET Joinville LTDA., headquartered in the city of Joinville, state of Santa Catarina, at Av. Procópio Gomes, 419, Corporate Taxpayer’s ID (CNPJ) 85.271.898/0001 -95;
NET Londrina LTDA., headquartered in the city of Londrina, state of Paraná, at Rua Santos, 737, Corporate Taxpayer’s ID (CNPJ) 80.924.459/0001 -10;
NET Maringá LTDA., headquartered in the city of Maringá, state of Paraná, at Av. Nóbrega, 494, Corporate Taxpayer’s ID (CNPJ) 81.712.416/0001 -34;
NET Piracicaba LTDA., headquartered in the city of Piracicaba, state of São Paulo, at Avenida Independência, 3552, Corporate Taxpayer’s ID (CNPJ) 64.592.116/0001 - 40;
NET Ribeirão Preto S/A, headquartered in the city of Ribeirão Preto, state of São Paulo, at Rua Antônio Fernandes Figueiroa, 1.675, Lagoinha, Corporate Taxpayer’s ID (CNPJ) 64.807.456/000140;
NET Rio S/A, headquartered in the city of Rio de Janeiro, state of Rio de Janeiro, at Rua Vilhena de Morais, 380, B. 02, sala 201 e 3o andar, Corporate Taxpayer’s ID (CNPJ) 28.029.775/0001 -09;
NET São Carlos S/A, headquartered in the city of São Carlos, state of São Paulo, at Avenida Dr. Carlos Botelho, 1.986, Corporate Taxpayer’s ID (CNPJ) 57.724.759/0001 - 34;
NET São José do Rio Preto LTDA., headquartered in the city of São José do Rio Preto, state of São Paulo, at Rua Lafaiete Spinoia de Castre, 1.922, Corporate Taxpayer’s ID (CNPJ) 69.082.83210001 - 09;
NET São Paulo LTDA., headquartered in the city of São Paulo, state of São Paulo, at Rua Verbo Divino, 1356, térreo, blocos 1 e 2, Chácara Santo Antônio, Corporate Taxpayer’s ID (CNPJ) 65.697.161/0001 -21 and its branch NET SANTOS, headquartered at Rua General Francisco Glicério, 647, Santos/SP, Corporate Taxpayer’s ID (CNPJ) 65.697.161/0019 -50;
NET Sorocaba LTDA., headquartered in the city of Sorocaba, state of São Paulo, at Av. Antônio Carlos Comitre, 1074, esquina com Rua Pedro Mofina, 81, Corporate Taxpayer’s ID (CNPJ) 64.637.903/0001 -60;

NET Sul Comunicações LTDA., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro, 1111, Corporate Taxpayer’s ID (CNPJ) 73.676.51210001 -46;
Televisão a Cabo Criciúma LTDA., headquartered in the city of Criciúma, state of Santa Catarina, at Rua Joaquim Nabuco, 458, Corporate Taxpayer’s ID (CNPJ) 80.168.321/0001 - 39;
TV Cabo e Comunicações de Jundiaí S/A, headquartered in the city of Jundiai, state of São Paulo, at Rua Professor João Batista Curado, 151, Corporate Taxpayer’s ID (CNPJ) 62.059.084/0001 - 96;
DR - Empresa de Distribuição e Recepção de TV LTDA., headquartered in the city of Porto Alegre, state of Rio Grande do Sul, at Rua Silveiro, 1111, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0001 -96, the branches of which are listed below and integrate this present Agreement:
• NET Bagé, located at Rua do Acampamento, 2550, in the city of Bagé, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0026 -44;
• NET Bento Gonçalves, located at Rua Domingos Paganelli, 100, in the city of Bento Gonçalves, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0026 -44;
• NET Blumenau, located at Avenida Brasil, 60, in the city of Blumenau, state of Santa Catarina, Corporate Taxpayer’s ID (CNPJ) 93.088,342/0031 -01;
• NET Capão da Canoa, located at Rua Andira, 625, in the city of Capão da Canoa, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0040 -00;
• NET Caxias do Sul, located at Rua Os 18 do Forte, 1236, in the city of Caxias do Sul, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342J0033 -73;
• NET Chapecó located at Rua Nereu Ramos, 237 E, sala 01, Galeria Zandonai, in the city of Chapecó, state of Santa Catarina, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0012 -49;
• NET Cruz Alta, located at Rua Pinheiro Machado, 1157, in the city of Cruz Alta, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0035 -35;
• NET Erechim, located at Rua Soledade, 277, in the city of Erechim, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0009 -43;
• NET Farroupilha, located at Rua Tiradentes, 607, in the city of Farroupilha, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0039 -69;
• NET Lajeado, located at Avenida 7 de setembro, 184, sala 101, in the city of Lajeado, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0042 -64;
• NET Novo Hamburgo, located at Rua Gomes Portinho, 619, in the city of Novo Hamburgo, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0036 -16;
• NET Passo Fundo, located at Rua Princesa Isabel s/n, in the city of Passo Fundo, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088342/001087;
• NET Pelotas, located at Rua Hipólito José da Costa, 155, in the city of Pelotas, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.082.342/0007 -81;
• NET Rio Grande, located at Rua Dom Bosco, 991, in the city of Rio Grande, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0015 -91;
• NET Santa Cruz do Sul, located at Rua Marechal Deodoro, 1008, in the city of Santa Cruz do Sul, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0017 -53;
• NET Santa Maria, located at Rua Visconde de Pelotas, 2122, in the city of Santa Maria, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088.342/0037 -05;
• NET Uruguaiana, located at Rua Domingos de Almeida, 1.727, in the city of Uruguaiana, state of Rio Grande do Sul, Corporate Taxpayer’s ID (CNPJ) 93.088342/0034 -54.

EXHIBIT II
SLA IT

- Access
o Each one of the Parties shall make available access to all the systems deemed necessary, at the locations and amounts defined by common agreement.

- Support
o The operation of EMBRATEL systems shall be available twenty-four (24) hours/day, seven (7) days/week.

- Modifications
o The modifications of system shall observe the methodologies defined by each Party and shall be detailed in IT MPPO. Each Party undertakes to inform to the other party, within five (5) business days, about the terms and conditions for the modifications requested.

- Maintenance
o The scheduled stoppage and maintenance of all the systems required to provide Voice Services shall be previously agreed upon and authorized by the Parties.

- Training
o The trainings of systems shall take place whenever:
• New versions are made available;
• Modifications are introduced.
o Trainings shall take place with minimum periodicity of 6 months.
o Trainings shall take place at location to be defined by the Parties, at least, fifteen (15) days in advance.

- Exchange of Files
o The exchange of files shall be made every two (2) hours, and first sending at 8:00 am, from NET to EBT, and the first sending from EBT to NET, at 10:00 am.
o 14 files shall be exchanged during the day (7 sendings NET to EBT at 8:00 am, 10:00 am, 12:00 pm, 2:00 pm, 4:00 pm, 6:00 pm, 8:00 pm and 7 sendings EBT to NET at 10:00 am, 12:00 pm, 2:00 pm, 4:00 pm, 6:00 pm, 8:00 pm and 10:00 pm).
o The return of a record sent by NET shall occur within no later than twelve (12) hours, as of the date the record is sent, under the penalty of deducting the sales target established.
o The flow of exchange of files shall occur according to processes and rules jointly implemented by the Parties. Alterations in the process shall be requested by either Party to the other and previously approved between the Parties.
o The Macro Flow shall be observed in the exchange of files, as explained below:

NET	EBT
Send file for pre-configuration	Receipt and treatment of files
Receipt of pre-configured files	Return of pre-configured files
Authorization to install phone at subscriber

Send confirmation of installation	Receipt of confirmation of installation and billing starts

- Errors Support

The errors support shall be better detailed by common agreement between the Parties in MPPO IT. Notwithstanding EMBRATEL shall:

a) Make available support at EMBRATEL or through suppliers as follows:

a.1) Provide access to the interface of EMBRATEL operation area to report problems via phone 21-2132-4646, observing the call open process for support by EMBRATEL, with the following terms and resolution indicators:

	Mechanisms of Calculation	Target	Resolution	Frequency
Term
Service Level
Indicator

Calls solved	% of problems	Priority A -97%	06 hours	Monthly
		A - 03%	09 hours
solved on time in relation to the total problems solved by priority

		Priority B - 96%	08 hours
		B-04%	12 hours

		Priority C - 94%	12 hours
		C - 06%	18 hours

		Priority D - 91%	24 hours
		D- 9%	36 hours

Average deviation of problems solution		Priority A- 10%
Priority B - 12%
	% of average deviation in relation to the solution term established for the total of problems solved beyond term by priority	Priority C - 13%
Priority D- 15%

Monthly

a.2) The Priorities mentioned in table above observe the following description:

Priority	Description
A	The system to ALL operators of a location IS NOT AVAILABLE.
B	The system is affected or it is not available for a certain group of operators.
C	The system to a specific operator is affected, causing difficulties in its regular work.
D	The system to a specific operator is affected, but there are alternatives available to execute the work

a.3) Problems rated as Priority A, occurred (i) during nighttime, between 8:00 pm and 8:00 am; (II) during weekends, and; (iii) during holidays shall be treated as urgent according to the item below.

- The problems classified as "Priorities B, C and D", occurred during the period between 8:00 am and 8:00 pm, from Monday to Friday, shall be answered observing the limit of eight (8) hours of work/day of scheduled shifts.

EXHIBIT III
SLA Technical

The technical requirements for the maintenance and operation of NGN, IP and HFC Networks shall be detailed in MPPO to be agreed upon between the Parties.

Functional parameters to be observed by EMBRATEL at its IP Network:

• Round-trip-delay lower than 75ms
• Jitter lower than 30ms
• Loss of packets lower than 1%
• 99.9% Voice Service availability

Functional parameters to be observed by NET at its IP Network:

• Round-trip-delay lower than 75ms
• Jitter lower than 30ms.
• Loss of packets lower than 2%
• 99.9% Voice Service availability

Jitter measurement methodology the Voice Service availability shall be defined by common agreement in MPPO.

Both EMBRATEL and NET undertake to endeavor their best efforts so that all the occurrences of failures at NGN, IP Networks of both Parties and HFC to be solved within no later than twenty-four (24) hours.

The measuring parameter for interconnection route with telephony networks shall not exceed one per cent (1%).

Total congestion rate shall not exceed four per cent (4%).

The team of EMBRATEL and NET, devoted to services and support for identification, diagnosis and retrieval of failures, shall operate 24 hours, 7 days a week, 365 days per year.

Each Party shall make available to the other party access to their network management systems, allowing the assessment of Voice Services quality. The magnitude of visibility of these accesses shall be defined in MPPO.

Each Party shall make available to the other Party a Massive Failure Report at its Network, within no later than twenty-four (24) hours after failure is solved. The report shall contain: (i) the cause for the failure; (ii) the number of end customers affected; and (iii) the procedure adopted for resolution.

As to Numbers:

• The telephone numbers that will feed the systems, as well as the definitions of local areas, shall be in accordance with the Switched Fixed Telephone Service Number Plan - STK, regulated by ANATEL;
• The phone numbers made available by EMBRATEL for the Voice Service shall comprise the Local Areas of the cities defined by the Parties in the exploration of Voice Services;

• The sending of numbers for sale by EMBRATEL shall occur on a monthly basis, up to the fifteenth (15th) day of actual month, in order to meet the Estimate of Demand of the subsequent month, as defined in the Estimate of Demand;
• The sending of numbers on an emergency basis, upon request of NET, shall be provided by Embratel, observing the same process of periodic sending of numbers, with terms to be defined in MPPO.

In order to understand the expressions used herein, the following definitions shall be used:
- Massive Failure: this is the total non-availability of equipment, such as CMTS, routers and other elements of NGN and IP networks, affecting the Voice Services.
- Round-Trip Delay: this is the time that an IP packet takes to go from one point to another point of the network, by an issuer, until receipt and the sending of a packet confirming receiver to issuer.
- Jitter: this is the average value of all incremental delay differences, from start of measurement to current packet.
- Loss of packets: this is the percentage of packets lost in relation to the total number of packets sent during connection.
- Local Areas: the number of local area associated with a certain location as established by the STFC services number plan.

EXHIBIT IV
SLA Billing

EMBRATEL shall send the items of Voice Services statement on a monthly basis, as per the following schedule:

NET Maturities (day/month)	EBT cycle	EBT Maturity (day/month)	Maximum date for EBT file (day/month)
5/m*	1	5/m	11/m-1**
8/m	2	8/m	16/m-1
10/m	3	10/m	20/m-1
15/m	4	15/m	26/m-1
20/m	5	20/m	30/m-1
25/m	6	25/m	5/m

*m=maturity month for NET and EMBRATEL invoices.
* m-l=month preceding the maturity of NET and EMBRATEL invoices.

NET shall be subject, as of the expiration of term to be defined as estimated below, to the following quality parameters in the execution of activities related to the billing and collection of Voice Services:

KPI – EXECUTIVE	SLA

Customer receives invoice
95% of customers shall receive invoice, at least, 5 days in advance of maturity*

1.b Invoices returned due error in address	to Lower or equal to one per cent (1%)

* subject to Embratel sending the items of Voice Service statement within terms of the first table of Exhibit IV

KPI – OPERATIONAL	SLA

1 . Control information made available to EMBRATEL per cycle	99% of correct operational information, available every cycle no later than seven days after the respective cycle

2. Fiscal CD and Backup	100% of CDs recorded containing all batches up to D+5 (D = last day of production of cycle 4 - EBT)

NET shall inform within fifteen (15) days as of the execution date hereof, within which term it shall start to meet the quality parameters set forth above, as well as eventual budgets in order to make feasible the provision of information for EMBRATEL’s assessment.

EXHIBIT V
SLA Call Center

1 -EMBRATEL shall observe the following operation parameters:

Target to answer calls transferred
Area
Definition of SLA

Embratel Call Center	Service level – daily and weighted	95% of calls answered at = < 10" for calls transferred by Net call center

Embratel Call Center	Call Abandonment Average Rate after 10" (individual answer) –daily and weighted	= < 4% of total calls

Area	Activity	Description	Time to execute the activity

Embratel Backoffice	Send copy by means of paper of via Web	Receive the call transferred or the occurrence
generated at NET SMS  by NET Call Center
and send the copy of invoice at Embratel
systems by mail or email or make available
to  customer via Web and download the
		occurrence at NET SMS	95% within 24 consecutive hours and the balance within 48 consecutive hours

	Phone number changes	Receive the file sent by NET IT, start the process to change the phone number at Embratel systems and record the information at NET SMS.	within 15 consecutive days

	Collection address changes	Receive the file sent by NET IT, start the process to change the collection address at Embratel systems and record the information at NET SMS.	within 7 consecutive days

	Installation address changes	Receive the file sent by NET IT, start the process to change the installation address at Embratel systems and record the information at NET SMS.	within 7 consecutive days

	Maturity date changes	Receive the file sent by NET IT, start the process to change the maturity date at Embratel systems and record the information at NET SMS.	within 7 consecutive days

	Terminal is deactivated	Receive the file sent by NET IT, start the process to deactivate terminal at Embratel systems and record the information at NET SMS.	within 21 consecutive days

	Financial answers are recorded	Receive the call transferred from NET call center and record all the clarifications provided at NET SMS	Immediately

related to doubts on items billed

Granting of loans, reversals and rebates, extension of maturity andc ancellation of invoice	Receive the call transferred from Net call center,
granting of loans, reversals or rebates derived
from Embratel systems or extend the maturity or
cancel the invoice and record all the measures
		taken at NET SMS (whether or not applicable)	within 24 consecutive hours*

Embratel NOC	Technical Closing of Complaint	Receive the complaint opened at Embratel system, execute the measures necessary to retrieve voice service, conduct the technical closing at Embratel system.	95% within 24 consecutive hours and the balance within no later than 48 Consecutive hours **

* As long as this does not rely on investigation from other areas and that amounts involved are within the representatives’ authority.

** except for occurrences subject to intervention from other operators (for instance: opening of interconnection, center programming etc.)

2 – As of July 2006, NET shall observe the following quality indicators, as determined by Quality Targets General Plan- pay-TV (PGMQ);

Quality Indicator	Target

04 — ICR — Index of correspondence answered	90%	Method of Calculation
		ICR= (TOTAL NUMBER OF CORRESPONDENCES ANSWERED ON TIME IN THE PERIOD) /(TOTAL NUMBER OF CORRESPONDENCES ANSWERED IN THE PERIOD) X 100

05 — IAP — Index of Individual Service	90%	IAP= (NUMBER OF INDIVIDUAL SERVICES PROVIDED ON TIME IN THE PERIOD)/ (NUMBER OF INDIVIDUAL SERVICES PROVIDED IN THE COLLECTION PERIOD) X 100

06 — ICC — Index of completed calls in PMM	80%	ICC = (TOTAL NUMBER OF COMPLETED CALLS IN EACH PMM DURING THE COLLECTION PERIOD)/ (TOTAL NUMBER OF CALLS IN EACH PMM/ ) X 100

07 — ILA — index of calls answered in PMM within 10 SECONDS on the measurement date defined by Anatel	90%	ILA = (TOTAL NUMBER OF CALLS ANSWERED ON TIME AFTER SELECTION (URA or PHONE OPERATOR) IN PMM)/ (TOTAL NUMBER OF CALLS WITH SELECTION (URA or PHONE OPERATOR) IN PMM DURING THE COLLECTION PERIOD) X 100

* in other days Net shall maintain, at least, the levels required in Pay-TV PGMQ

3- The Parties shall endeavor joint efforts, as per tasks assigned thereto pursuant to the Agreement, in order to comply with the following quality indicators, as of July 2006:

Quality Indicator	Target	Method of Calculation

011 —IRS — Service Complaint Index	3%	IRS= (TOTAL NUMBER OF COMPLAINTS RECEIVED IN THE PERIOD-COMPLAINTS ON THE PROGRAMMING CONTENT) / (TOTAL NUMBER OF SUBSCRIBERS IN THE PERIOD)

02 — IIS — Service Installation Index	90%

03 — ICCo — Collection Interruption Index	90%	ICCo= (TOTAL NUMBER OF COLLECTIONS INTERRUPTED ON TIME IN THE PERIOD) / (TOTAL NUMBER OF REQUESTS IN THE PERIOD) X100

08 — IREDC —index of complaint due to error in collection document	5% (5 per thousand)	IREDC= (TOTAL NUMBER OF ANSWERS RELATED TO ERROR IN COLLECTION DOCUMENT IN THE PERIOD / (TOTAL NUMBER OF COLLECTION DOCUMENTS MATURING IN THE PERIOD) X 1000

09 — IITS —index of outages solved	90%	IITS= (NUMBER OF OUTAGES SOLVED WITHIN DETERMINED TIME) / (TOTAL NUMBER OF OUTAGES OF THE PERIOD) X 100

10 — ISRA — Index of repairs request answered	90%	ISRA= (TOTAL NUMBER OF REQUESTS OF THE PERIOD ANSWERED ON TIME – NUMBER OF REQUESTS DERIVING FROM OUTAGES)/ (TOTAL NUMBER OF REPAIR REQUESTS RECEIVED) X 100

3 – The Quality Indicators referred to in items 2 and 3 above have the following meaning:

01 - IRS – Service Complaint Index - Complaint: this is the act of requesting measures to the operators due to failure to comply with its legal or contractual obligations.

02 - IIS – Service Installation Index – Installation within 48 hours of the agreed term. It is worth mentioning that the agreed term refers to the date of scheduling and not to the date of sale.

03 - ICCo – Collection Interruption Index – Collection is interrupted within 24 hours and never exceeds 48 hours.

04 – ICR – Index of correspondence answered –These are the correspondences received at the addresses previously determined and disclosed by means of letter, fax and email within seven (7) days and never exceeding ten (10) days.

05 - IAP – Index of Individual Service – Service by ATP within 20 min never exceeding 30 min

06 - ICC – Index of completed calls in PMM - PMM (period of high traffic) from 9:00 am to 11:00 am and from 7:00 pm to 10:00 pm.
Answer in PMM 80% of phone calls forwarded to the call center. (information made available by fixed-line operator assisting the call center)

07 - ILA – Index of calls answered in PMM - PPM (period of high traffic) from 9:00 am to 11:00 am and from 7:00 pm to 10:00 pm.
Complete the call in PMM in 20 seconds after the selection (URA or phone operator) and 60-second maximum waiting in 95% of the cases.

08 - IREDC – index of complaint due to error in collection document – Errors are collections of amounts different from business negotiation, i.e., discounts due to promotion, renegotiation, loss of signal, etc, are not considered errors.

09 - HTS – Index of outages solved – Within 24 hours / never exceeding 48 hours (except for act of God or force majeure justified to Anatel within 72 hours). In the events of outage, due to act of God or force majeure exceeding 48 hours, the operation shall publish in local newspaper of widespread circulation within standard to be defined. It shall also inform to the person in charge of the communication with Anatel about the occurrence and providing evidence, such as photos, etc. The documents (whether physical or digital documents) that worked as basis for the indexes informed shall be available during 24 months.

10 - ISRA Index of repair requests answered – Within 24 hours – or within term requested by subscriber/ never exceeding 48 hours. Technical visits that are not caused by external outage problems. External outages are: address in outage, massive degradation of image or derived from external network.

4 - NET shall inform EMBRATEL within fifteen (15) days as of the execution date hereof: which of the information below may be made available without additional investments being required:

costs and term necessary to provide other information required, furnishing the budget of these potential additional investments for EMBRATEL assessment.

Indicator	Anatel Target	NET Reports Information

ILA – index of calls answered		Total of service-targeted calls (PABX)

Total of calls answered within 10 seconds

Total of calls answered within 60 seconds

Total of calls answered by URA after 60 seconds. Number received of repair requests via National Code

IRS service complaint index		Total of repair requests received prior to the collection period still pending at the end of the collection period.

Number of accesses operating at the end of collection period.

ISRA index of repairs request answered — residential user		Total of repair requests answered within 48 hours after request via National Code.

Total of repair requests answered within 24 hours after request.

Total of repair requests received during the collection period.

Total of repair requests received prior to the collection period and still pending at the end of collection period.

Total of repair requests answered more than 48 hours after request.
Total repair requests answered within 8 hours after request via National Code

ISRA index of repair request answered - non-residential user	Total of repair requests answered within 8 hours after request via National Code.

Total repair requests answered within 24 hours after request.

Total repair requests received during the collection period.

Total of repair requests received prior to the collection period and still pending at the end of the collection period.

Total repair requests answered more than 24 hours after request.
Total of requests received during collection period via National Code.

IIS index of residential service installation service	Total of requests received during the collection period via National Code.

Total of requests received prior to the collection period and still pending at the end of the collection period.

Total of requests answered within 3 days

Total of requests answered within 10 days

Total of requests answered exceeding the term – higher than 10 days

Total of requests not answered due to lack of coverage

Total of requests not answered due to unjustified visit and new scheduling.

Total of requests received during the collection period.
Total of requests received during the collection period via National Code

IIS index of non-residential serice installation	Total of requests received during the collection period via National Code

Total of requests received prior to the collection period and still pending at the end of the collection period.

Total of requests answered within 24 hours

Total of requests answered within 72 hours

Total of requests answered exceeding the term – above 72 hours

Total of requests not answered due to lack of coverage

Total of requests not answered due to unjustified visit and new scheduling.

Total of requests received during the collection period.
Total number of bills issued during the month.

Number of Error Complaints in Bills by 1000	Total number of bills issued during the month.

Number of complaints of bills received.

Number of bills challenged with credit refunded.

Number of bills challenged recorded during the collection period.

EXHIBIT VI

Rules to define Products, Offers, Price Plans and Use of Brand

1.1 The Parties establish that Voice Services shall be identified, disclosed and traded under the brands EMBRATEL and NET, always used on an equanimous basis when Voice Services are provided together with NET broadband service. When provided together with NET broadband and pay-TV services, the brands designating each of the Parties shall be used proportionally to the number of services provided by each one.

1.2 The designation of Voice Services and products related thereto shall be made according to category attributes (for instance, “cable phone"), as to be proposed by NET and validated by EMBRATEL, binding upon EMBRATEL and NET brands, observing the rule of item 1.1 above and the rules provided for in respective handbooks for the use of NET and EMBRATEL brands.

1.3 The Parties shall jointly define the technical features of Voice Services, their logotype and applications, as well as a handbook for the use of Voice Services logotype.

1.4 In order to ensure that NET obligations are performed on an independent basis, preserving the operational flexibility required to EMBRATEL explore the Voice Services for launch of products, offers, price plans, packets and other elements associated therewith, the Parties may by common agreement establish rules, including procedures and terms to be observed by NET and EMBRATEL in the preparation, recommendation and validation thereof.

1.5 The Voice Services may be provided to end customers with the following package of Services, Utilities and Convenience ("PUC"): "waiting call", "follow me", "three-way conference", "call blockage" provided for in the regulation and "caller identification".

1.5.1 The Parties shall jointly define a schedule for the implementation of the following PUC: "number relocation", "detailed account", "choice of number”, golden number and “mailbox ",

1.5.2 The implementation of any alteration in specifications or characteristics of PUC indicated in 1.5 above shall be subject to previous consent between the Parties, inclusive on the schedule of development.

EXHIBIT VIII

Rule to calculate activation fee

The amount of activation fee by end customer referred to in item 6.2 of Clause 6, shall be equal:

(1) to the amount corresponding to fifty per cent (50%) of the acquisition cost of each CMTS apportioned by the number of customers supported thereby, defined according to the NET measurement practices to be justified by the best engineering practices, accrued of taxes pursuant to the applicable laws;

added, where applicable, by means of evidence by NET,

(2) to the amount equivalent to the share assigned to EMBRATEL related to the costs corresponding to additional investments in HFC Network installed, according to the following proportion: (i) 5/6 for NET and 1/6 for EMBRATEL, in the event of new buildings cabling; (ii) 3/4 for NET and 1/4 for EMBRATEL, in the event of Nodes breakage; and (iii) as per apportionment to be defined at the time jointly between the Parties, in other situations, such as: cabling of new geographic areas and for utilization of TERAYON areas for DOCSIS.